OTCBB: CYOO

CANYON COPPER ANNOUNCES ACQUISITION OF 100% OF NEW YORK CANYON PROJECT

VANCOUVER, BC, March 22, 2007 – Canyon Copper Corp. (the “Company”) (OTCBB:CYOO) announced today that effective March 16, 2007 the Company acquired 100% title to the mineral claims underlying the Company’s New York Canyon Project subject to certain royalty payments to be paid on commencement of commercial production on the property. The acquisition of title to the claims was completed pursuant to the terms of the Property Option Agreement dated March 18, 2004 and between the Company, Nevada Sunrise LLC, and certain individual claim owners (the “Optionors”). The final payment due under the agreement consisted of the issuance of 500,000 shares of the Company’s common stock and a cash payment of $250,000 to the Optionors. The Company received a final quitclaim deed from the Optionors confirming the transfer of title to the mineral claims.

The Company intends to continue its mineral exploration program on the New York Canyon Project in accordance with its 2007 work program. Prior to the Company’s acquisition of the New York Canyon property in 2004, a total of 141 drill holes totaling 111,451 feet of drilling had been completed that outlined three main mineralized areas: Longshot Ridge, Champion and Copper Queen. The Company has since completed 16,482 feet of drilling in 40 holes during the 2004 and 2005 campaigns, plus a further 11,605 feet in 33 holes on Longshot (“LSR”) during the 2006 program. This brings the total amount of drilling to 214 holes and 139,538 feet cumulative. Studies detailing prior drilling and exploration results are on file.

The Company plans to advance exploration and development of this late stage copper molybdenum project. The target is a large porphyry type deposit with associated high grade skarn mineralization.

About Canyon Copper

Canyon Copper Corp.'s New York Canyon Property is located in the New York Canyon area of the Santa Fe Mining District, Mineral County, Nevada. The project hosts oxide and sulphide copper bearing mineralization outlined by historical operators. The most advanced of these zones is the Longshot Ridge copper oxide deposit. This zone has not been completely outlined and remains partially open. The Copper Queen mineralized zone is located approximately three kilometers west of Longshot Ridge and hosts copper and molybdenum sulphide mineralization. Several additional mineralized areas identified throughout the New York Canyon property have yet to be explored.

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and

Suite 408 – 1199 West Pender Street • Vancouver, B.C. • V6E 2R1
TEL (604) 331-9326 • FAX (604) 684-9365

Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company's expectations, and expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the Company's ability to obtain additional financing, geological, mechanical or other difficulties affecting the Company's planned geological work programs, uncertainty of estimates of mineralized material and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.

CANYON COPPER CORP.

“Anthony R. Harvey”

ANTHONY R. HARVEY
PRESIDENT AND CEO
Telephone: (604) 331-9326